Exhibit 99.2

March 1, 2010

[___________]
[___________]
[___________]

Re:           Denny’s Corporation

Dear [______]:

Thank you for agreeing to serve as a nominee for election to the Board of Directors of Denny’s Corporation (the “Company”) in connection with the proxy solicitation that Oak Street Capital Management, LLC, Dash Acquisitions, LLC, Soundpost Partners, LP and Lyrical Partners, L.P. (the “Indemnifying Parties”) are considering undertaking to nominate and elect directors at the Company’s 2010 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Solicitation”).  Your outstanding qualifications, we believe, will prove a valuable asset to the Company and all of its stockholders.  This letter will set forth the terms of our agreement.

The Indemnifying Parties agree to indemnify and hold you harmless against any and all claims of any nature arising from the Solicitation and any related transactions, irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims arising from your gross negligence, willful misconduct, intentional and material violations of law, criminal actions, provision to the Indemnifying Parties of false or misleading information (including false or misleading information on any questionnaire you are requested to complete by the Indemnifying Parties), or material breach of the terms of this letter agreement; provided further, that all of the Indemnifying Parties’ indemnification and other obligations hereunder shall terminate upon your becoming a director of the Company.  This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing for or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Solicitation and any related transactions (each, a “Loss”).

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give the Indemnifying Parties prompt written notice of such claim or Loss (provided that failure to promptly notify the Indemnifying Parties shall not relieve them from any liability which they may have on account of this letter agreement, except to the extent the Indemnifying Parties shall have been materially prejudiced by such failure).  Upon receipt of such written notice, the Indemnifying Parties will provide you with counsel to represent you.  Such counsel shall be reasonably acceptable to you.  In addition, you will be reimbursed promptly for all Losses suffered by you and as incurred as provided herein.  The Indemnifying Parties may not enter into any settlement of Loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such Loss or claim.  Notwithstanding anything to the contrary set forth in this letter agreement, the Indemnifying Parties shall not be responsible for any fees, costs or expenses of separate legal counsel retained by you without the Indemnifying Parties’ prior written approval.  In addition, you agree not to enter into any settlement of Loss or claim without the written consent of the Indemnifying Parties, which consent will not be unreasonably withheld.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

Very truly yours,

OAK STREET CAPITAL MANAGEMENT, LLC

By:
David Makula Managing Member

SOUNDPOST PARTNERS, LP

By:	Soundpost Investments, LLC General Partner

By:
Jaime Lester Managing Member

LYRICAL PARTNERS, L.P.

By:	Lyrical Corp I, LLC General Partner

By:
Jeffrey Keswin Managing Member

DASH ACQUISITIONS LLC

By:
Jonathan Dash President

ACCEPTED AND AGREED: